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                                 Exhibit (a)(4)

                   FORM OF NOTICE TO TENDERING OPTION HOLDERS



         Dear _______________:

          On behalf of Concord Camera Corp. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options with an exercise price in excess of $7.00 per share (the "eligible options") which were granted either under the Concord Camera Corp. Long-Term Incentive Plan or under the Company's Individual Option Plans (the "Plans") for new options to be granted by the Company under the Plans (the "new options").

          The Offer expired at 5:00 p.m., Eastern Daylight Savings Time, on _____________, 2001. Upon the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange eligible options to purchase a total of ____________ shares of common stock, which were tendered pursuant to the Offer and cancelled all such options.

          The Company accepted for exchange and cancelled the eligible options tendered by you covering the total number of option shares set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, the Company has issued to you (and enclosed with this letter, the option agreement(s) covering) your new options.

                                                              Sincerely,


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                                  Attachment A


                   Options Accepted for Exchange and Cancelled



                                Eligible Options
                   ------------------------------------------



                   Option Grant Date     No. of Option Shares
                   -----------------     --------------------

                   -----------------     --------------------

                   -----------------     --------------------

                   -----------------     --------------------